THE MARCUS CORPORATION
DEFERRED COMPENSATION PLAN

(Effective June 1, 1990)

(Includes Amendments 1, 2 and 3)

i

THE MARCUS CORPORATION
DEFERRED COMPENSATION PLAN

        THE MARCUS CORPORATION, a Wisconsin corporation, together with its subsidiaries and affiliates (collectively referred to herein as the “Company”) hereby establishes this Deferred Compensation Plan (the “Plan”), effective January 1, 1990, for the purpose of assisting Participants in providing additional financial security for themselves and their dependents.

ARTICLE I. DEFINITIONS

        Section 1.01. Definitions. The following terms have the following meanings unless the context clearly indicates otherwise:

            (a)     “Administrator” means The Marcus Corporation Deferred Compensation Plan Administration and Investment Committee as appointed by the Board of Directors.

            (b)     “Beneficiary” means the person or entity designated by the Participant to be the beneficiary of the Deferred Compensation Accounts of the Participant under the Plan. If a valid designation of Beneficiary is not in effect at the time of the death of a Participant, the estate of the Participant is deemed to be the sole Beneficiary of such Accounts. If a Participant dies before receiving full distribution of each of his Accounts, any remaining distributions shall be made to the Beneficiary. If a Beneficiary dies, while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Administrator, and in such form as the Administrator may prescribe for this purpose.

            (c)     “Board of Directors” means the Board of Directors of The Marcus Corporation.

            (d)     “Compensation” means W-2 earnings for the relevant period.

            (e)     “Deferred Compensation Account” or “Account” means the accounts maintained on the books of the Company and/or pursuant to the Trust Agreement for each Participant, pursuant to deferral elections of the Participants. Separate Deferred Compensation Accounts shall be maintained on behalf of a Participant as to amounts with distinct payment methods and/or distribution commencement dates.

            (f)     “Deferred Compensation Election Form” or “Election Form” means the written election of a Participant to defer a portion of his Compensation in a calendar year pursuant to the provisions of the Plan. An Election Form shall specify the period of deferral or, in the alternative, the calendar year in which payment shall commence, or that payment should commence in the Participant’s anticipated year of retirement or the immediately following year. The Election Form shall also specify whether payment is to be made in a single lump sum amount or in periodic payments over not more than ten (10) years.

            (g)     “Eligible Associate” means an associate who has, in the calendar year in which the initial Deferral Election Form is executed and filed with the Administrator, projected Compensation that is not less than the amount described in Internal Revenue Code Section 414(q)(1)(B)(i). Prior to March 1, 2000, an Eligible Associate also was required to have reached age twenty-one (21) and have completed one (1) Year of Service before being eligible to participate.

            (h)     “Participant” means an Eligible Associate who has executed a Deferred Compensation Election Form. After an Eligible Associate has become a Participant, the associate will remain a Participant, subject to governmental regulations, without regard to increases in the compensation level described in Code Section 414(q)(1)(C) or reductions in individual Compensation.

            (i)     “Trust Agreement” means the Marcus Executive Benefit Trust Agreement entered into by the Company and the Trustee designated in such Agreement to implement and carry out the provisions of the Plan. The Trust Agreement is incorporated herein by this reference.

            (j)     A “Year of Service” is employment by the Company for twelve (12) consecutive months without an intervening unpaid leave of absence or other separation from employment.

ARTICLE II. PARTICIPATION

        Section 2.01.Participation. Effective March 1, 2000, Eligible Associates who are initially eligible to participate in the Plan may commence participation by completing and filing with the Administrator a Deferred Compensation Election Form at any time during such Eligible Associate’s first sixty (60) days of eligibility. All other Eligible Associates, including persons who remain eligible to participate but who have not yet elected to commence participation in the Plan, are entitled to participate as of the first day of the calendar year following the year in which he or she has completed and filed a Deferred Compensation Election Form with the Administrator.

        Section 2.02.Termination of Participation. A Participant has no further right to defer Compensation under the Plan upon termination of service with the Company or upon receipt of written notice of revocation by the Administrator (based on government regulations) of an associate’s status as an Eligible Associate. Such revocations are effective only upon the January 1 following, or on, the date that the associate is provided such written notice. If a Participant terminates service with the Company and subsequently returns to service, he shall be treated as a new associate for all Plan purposes.

        Section 2.03.Deferred Compensation Election Forms. An Eligible Associate shall commence participation by executing a Deferred Compensation Election Form or that shall be effective as of the first payroll period beginning on or after the first day of the calendar year following the calendar year in which the Election Form is completed and placed on file with the Administrator, subject to the following:

            (a)     The Administrator shall determine the form of the Deferred Compensation Election Form from time to time. Upon execution of a Deferred Compensation Election Form, a Participant shall be bound by all the terms and conditions of the Plan and such Election Form.

            (b)     The Deferred Compensation Election Form shall include a Distribution Date and Form of Payment Election, indicating the calendar year in which payment is to commence or, in the case of a lump sum payment, be made, and the form of payment that is to be used.

            (c)     A Participant may select a later Distribution Date for the Participant’s Deferred Compensation Account and/or select a different Form of Payment, within the general limitations of the Plan. Any such change of Distribution Date or change of Form of Payment must be made in writing, using the Administrator’s form for this purpose, and must be filed with the Administrator before the close of the calendar year preceding the calendar year in which payment would otherwise commence under any elections previously in effect.

            (d)     The Administrator may limit the availability and frequency of change elections under paragraph (c), above, in accordance with rules announced in advance and generally applied to all Participants.

        Section 2.04. Limits on Deferred Compensation. The aggregate deferral percentage with respect to Compensation may be any full percentage up to one hundred percent (100%). The minimum scheduled period of deferral shall end no earlier than on the first day of the second calendar year following the year in which Compensation is Deferred. The Administrator may, from time to time, in its sole discretion, prospectively adjust the minimum and maximum deferrals and the minimum deferral periods permitted hereunder. A new Deferred Compensation Election Form is required to be filed by a Participant for each calendar year for which Compensation is to be deferred. Deferral elections in effect for a calendar year are not revocable by the Participant during such year.

ARTICLE III. DEFERRED COMPENSATION ACCOUNTS

        Section 3.01. Deferred Compensation Account. The Company shall establish one or more Deferred Compensation Accounts on its books for each Participant, as necessary, and shall credit to each such Account any amounts deferred to such Account by the Participant under the Plan. Such credits for deferred Compensation are to be made at such times as the deferred Compensation, but for the Participant’s deferral election, would otherwise have been paid to the Participant. The Company shall deduct any amounts it is required to withhold as to such deferred Compensation under any state, federal, or local law for taxes or other charges from the Participant’s non-deferred Compensation.

        Section 3.02. Earnings on Accounts. Accounts shall be credited as of the last day of each calendar year quarter with simple interest from the date of deposit at the reference rate declared by Bank One Milwaukee, N.A. on the first day of the calendar year quarter. Quarterly adjustments in the reference rate at the beginning of each calendar year quarter will apply to all monies in an Account.

        Section 3.03. Periodic Statements of Account. The Administrator shall provide to each Participant, not less frequently than annually, a statement with respect to each of his Accounts in such form as the Administrator determines to be appropriate, setting forth credited amounts added during the reporting period, amounts distributed from such Account to the Participant since the last report, the current balance to the credit of such Participant in such Account, and other appropriate information.

        Section 3.04. Participant’s Rights Unsecured. The right of the Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

        Section 3.05. Unfunded Plan. This Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management and highly compensated associates. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or Beneficiary, or any other person.

        Section 3.06. Effect of Change of Control or Potential Change of Control. Notwithstanding the preceding sections of this Article III, upon the occurrence of a change of control or potential change of control, as described in Article III of the Trust Agreement, or at such other time as determined by the Board of Directors pursuant to the Trust Agreement, payments due to be made under the Plan may be paid out of assets transferred by the Company to the trust fund maintained pursuant to the terms and conditions of the Trust Agreement.

ARTICLE IV. DISTRIBUTIONS

        Section 4.01. Distributions. All distributions hereunder shall be made promptly by the Company as they become due under the terms of the Plan except to the extent such distributions are made by the Trustee. Any payment of amounts due Participants or Beneficiaries under the Plan which are made by the Trustee shall be deemed to be payment by the Company for all Plan purposes.

        Section 4.02. Lump Sum Payment Method. An optional form of distribution of an Account to a Participant (or Beneficiary in the event of the Participant’s death) is payment in a single lump sum amount no later than thirty (30) days after the beginning of the calendar year designated for payment by the Participant in his Election Form or, in the case of death, no later than thirty (30) days after the Administrator has received proper evidence of death. A Participant may, however, elect in writing, on a form filed in advance with the Administrator, a payment date or dates (not more frequently than quarterly) occurring later in the same calendar year.

        Section 4.03. Installment Payment Method. An optional form of distribution of an Account to a Participant (or Beneficiary in the event of the Participant’s death) is the installment method of payment. Installments over not more than ten (10) years may be elected. If the installment method of payment is elected the periodic payments will include earnings adjustments to any remaining balance during the payout period. Annual amounts to be distributed under the installment method are determined at the beginning of the year in which payments are to be made by multiplying the amount in the Participant’s Account as of the immediately preceding December 31 by a fraction in which the numerator is one (1) and the denominator is the number of annual payments remaining to be paid (e.g., for 10 installments, 1/10, 1/9, 1/8, etc.) A Participant may elect in writing, on a form filed in advance with the Administrator, whether to receive installments annually or quarterly, provided the minimum amounts to be paid in each installment are not smaller than the Administrator determines to be administratively reasonable. If an Account is ten thousand dollars ($10,000) or less on any payment date, the Company has the option to make a lump sum distribution to the Participant of the full Account balance. If the Participant should die during an installment payment period, installments shall continue to be made for the unexpired portion of the term to the Participant’s Beneficiary. If a Participant, who has elected the installment payment method, should die before payments commence, the Administrator shall, in consultation with the Beneficiary, determine whether payment will be made in the lump sum or installment payment method or in a combination of such methods.

        Section 4.04. Hardship Distributions. If a Participant (or Beneficiary receiving installments after the Participant’s death) provides information to the Administrator which is sufficient, as determined solely and conclusively by the Administrator, to establish that an unforeseen financial hardship significantly affecting the personal or family affairs of the Participant (or Beneficiary) has occurred, including but not limited to the occurrence of permanent and total disability of the Participant under the terms of disability insurance maintained by the Participant, and has created the need for additional current income, the Administrator may elect, in the sole discretion of the Administrator, to authorize immediate payment to such Participant or Beneficiary from the Participant’s Deferred Compensation Account, an amount appropriate to the circumstances, taking tax consequences into account, or in the alternative, to adjust the installment payment program. Hardship distributions shall be made first from Accounts with the earliest scheduled payment date.

ARTICLE V. ADMINISTRATION AND OTHER PROVISIONS

        Section 5.01. Administration of the Plan. The Administrator shall administer and interpret the Plan, and supervise preparation of Deferred Compensation Election Forms and Beneficiary designation forms, and any amendments thereto. Interpretation of the Plan shall be within the sole discretion of the Administrator and shall be final and binding upon each Participant and Beneficiary. The Administrator may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If a member of the Administrator shall also be a Participant or Beneficiary, such person shall not participate in any determinations affecting such person’s participation in the Plan.

        Section 5.02. Amendment and Termination; Acceleration of Distributions. The Administrator may amend or terminate the Plan without the consent of the Participants or Beneficiaries, provided, however, that no amendment or termination may reduce any Account balance accrued on behalf of a Participant based on deferrals already made, or divest any Participant of rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment; provided, however, this Section shall not restrict the right of the Administrator to cause all Accounts to be distributed in the event of Plan termination, provided all Participants and Beneficiaries are treated in a uniform and nondiscriminatory manner.

        Section 5.03. Expenses. Costs of administration of the Plan will be paid by the Company.

        Section 5.04. Effect on Other Plans. Compensation credited to a Deferred Compensation Account hereunder shall not be considered to be “compensation” for the purpose of computing benefits under any qualified retirement plan which may be maintained by the Company, but shall be considered compensation for welfare benefit plans maintained by the Company.

        Section 5.05. Severability. If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.

        Section 5.06. Binding Upon Successors. This Plan shall be binding upon and inure to the benefit of The Marcus Corporation, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

        Section 5.07. Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Wisconsin to the extent not preempted by federal law.

        IN WITNESS WHEREOF, THE MARCUS CORPORATION has caused this Plan to be executed by its duly authorized officers.

THE MARCUS CORPORATION
By /s/ Stephen H. Marcus
[Corporate Seal]
ATTEST:
/s/ Thomas F. Kissinger